Contact:  Arthur Knapp                       For Immediate Release
          Chief Financial Officer
          408-526-3333
          aknapp@boole.com


           BOOLE & BABBAGE ANNOUNCES FILING OF MOTION FOR PRELIMINARY
                       INJUNCTION BY PLATINUM TECHNOLOGY

SAN JOSE, California, November 16, 1998 -- Boole & Babbage, Inc. (Nasdaq: BOOL) today announced that Platinum Technology, Inc. (Nasdaq: PLAT) filed a Complaint and Motion for Preliminary Injunction on November 13, 1998 in the Circuit Court of the Eighteenth Judicial Circuit Chancery Division, Dupage County, Wheaton, Illinois. The complaint alleges that Boole is in breach of a standstill and exclusive negotiation agreement with Platinum, and further, that BMC Software, Inc. (Nasdaq: BMCS) tortiously interfered with such alleged agreement when it negotiated and executed the merger agreement announced on November 2, 1998. Platinum seeks entry of an injunction voiding this merger agreement and requiring Boole to negotiate exclusively with it for an uninterrupted 120-day period.

The Company is currently evaluating the complaint but believes that the claims by Platinum are without merit, and intends to vigorously defend itself against the allegations in the complaint. The Company continues to believe that the BMC merger agreement is in the best interests of its shareholders.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including timely development and market acceptance of new products, the impact of competitive products particularly from larger companies with more resources, and worldwide economic conditions as they affect the spending intentions of the Company's customers, as well as the other risks detailed from time to time in the Company's SEC reports, including the Form 10-K for fiscal 1997, the Form 10-Q for June 30, 1998 and the Form S-4 filed on November 13, 1998.

About Boole & Babbage, Inc.

Boole & Babbage is a leader in availability and service level management for distributed systems. Its Enterprise Automation product lines provide a flexible and scaleable set of solutions used by many Fortune 1000 companies to centralize all the IT operations, including systems, applications, databases, middleware, and Web technologies, into a coherent business view to reduce overall business costs.

Founded in 1967 and named after two 19th Century forerunners to the modern computing industry (George Boole--of Boolean algebra and Charles Babbage--the Babbage Computing Machine) the Company today is the oldest publicly-traded independent software vendor in the systems management industry with revenues of about $225 million, 930 employees and 43 offices in 26 countries. For more investor information, visit us on the Web at www.boole.com, or call (800) 722-6653, ext. 3417.

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